UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2022 (June 17, 2022)

Helbiz, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39136	84-3015108
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

32 Old Slip, New York, NY 10005
(Address of Principal Executive Offices, and Zip Code)
(917) 675-7157
Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.00001 par value	HLBZ	The Nasdaq Stock Market LLC
Redeemable warrants, each warrant exercisable for one share of Class A Common Stock	HLBZW	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 20, 2022, we entered into an amended and restated term sheet (the “Term Sheet”) with Wheels Labs, Inc. (“Wheels”), a leading last-mile, shared electric mobility platform using proprietary vehicles with integrated helmet technology. Pursuant to the Term Sheet, we will negotiate with Wheels for the acquisition of all of the outstanding capital stock of Wheels. The proposed acquisition of the capital stock of Wheels is non-binding. We and Wheels might not agree on final terms, meet the closing conditions of any final terms or, for any other reason, close the proposed acquisition if we ever agree to final terms.

Although the proposed acquisition is non-binding, we are required under the Term Sheet to provide Wheels a deposit of $1 million on July 10, 2022 and August 1, 2022, unless the Term Sheet is terminated prior to the respective dates or a definitive agreement has been entered into for such transaction. This is in addition to a deposit of $1 million which we had previously paid to Wheels in connection with the proposed transaction.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory

Arrangements of Certain Officers.

Our independent director Kimberly Wilford informed us that she will step down as one of our directors and as a member of our nominating committee and compensation committee as of June 17, 2022. Her resignation is not the result of any disagreement with us regarding our operations, policies or practices. Ms. Wilford cited limited availability due to other prior professional commitments as to the reason why she no longer could satisfy her duties in good faith as a director of Helbiz.

We have begun the search for an additional independent director to serve on our board of directors.

Our Chief Executive Officer, Salvatore Palella, controls a majority of the voting power of our outstanding capital stock. So long as more than 50% of the voting power for the election of directors is held by an individual, a group or another company, we will qualify as a “controlled company” under Nasdaq’s continued listing requirements. As a result, we are a “controlled company” under Nasdaq’s listing standards and are not subject to the requirements that would otherwise require us to have: (i) a majority of independent directors; (ii) a nominating committee comprised solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors. Although we do not intend to rely on the exemptions for controlled companies when we appoint our new director, we may eventually rely upon some or all of the controlled company exemption.

Item 7.01 Regulation FD Disclosure

On June 21, 2022, we issued a press release disclosing the proposed acquisition of Wheels as set out in the Term Sheet.  A copy of the press release is attached hereto as Exhibit 99.1. This press release is furnished under this Item 7.01 of this Current Report on Form 8-K and shall not be deemed filed with the Securities and Exchange Commission for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits

The following exhibits are attached to this Current Report on Form 8-K.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated June 21, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 24, 2022

HELBIZ, INC.

By:	/s/ Salvatore Palella
Name: Title:	Salvatore Palella Chief Executive Officer